Exhibit 2.1

Execution Version

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of October 24, 2025 (this “Amendment”), is by and among Enzon Pharmaceuticals, Inc., a Delaware corporation (“Enzon”), EPSC Acquisition Corp., a Delaware corporation (“Merger Sub”), and Viskase Companies, Inc., a Delaware corporation (“Viskase” and, together with Enzon and Merger Sub, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of June 20, 2025 (as may be amended, modified or supplemented from time to time, the “Agreement”);

WHEREAS, concurrently with the execution and delivery of this Amendment, and as a condition and inducement to the Parties’ willingness to enter into this Amendment, (i) Icahn Enterprises Holdings L.P., a Delaware limited partnership (“IEH”), consented to this Amendment in accordance with Section 10 of the IEH Support Agreement and (ii) IEH and certain Affiliates thereof are entering into an amendment to the IEH Support Agreement in the form attached hereto as Exhibit A (the “IEH Support Agreement Amendment”) with Enzon and Viskase, pursuant to which, among other things, the parties thereto agreed to certain modifications to the IEH Support Agreement corresponding to the modifications made to the Agreement by this Amendment; and

WHEREAS, each of the Parties desires to amend the Agreement in accordance with Section 9.3 thereof as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

AMENDMENTS TO THE AGREEMENT

Section 1.1            Amendment to Recitals.

(a)	The sixth “Whereas” clause in the Recitals to the Agreement is hereby amended by deleting the sixth “Whereas” clause in the Recitals and replacing it in its entirety with the following:

“WHEREAS, the Enzon Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Enzon and Enzon’s stockholders, other than IEH and its Affiliates, and (ii) recommended that the Board of Directors of Enzon (A) determine that this Agreement and the transactions contemplated hereby, are fair to, and in the best interests of, Enzon and Enzon’s stockholders, other than IEH and its Affiliates, (B) approve this Agreement and the transactions contemplated hereby, including the Proposed Enzon Action and (C) recommend that the stockholders of Enzon entitled to vote thereon (x) adopt this Agreement, and (y) approve an amendment to the Amended and Restated Certificate of Incorporation of Enzon in the form set forth as Exhibit A hereto to, among other things, effect a consolidation of the issued and outstanding shares of Enzon Common Stock, pursuant to which the shares of Enzon Common Stock would be combined and reclassified at a ratio of 1 for 100 (the “Reverse Stock Split” or the “Proposed Enzon Action”) (this clause (ii)(C), the “Enzon Special Committee Recommendation”);”

(b)	The ninth “Whereas” clause in the Recitals to the Agreement is hereby amended by deleting the ninth “Whereas” clause in the Recitals and replacing it in its entirety with the following:

“WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the parties’ willingness to enter into this Agreement, Icahn Enterprises Holdings L.P., a Delaware limited partnership (“IEH”), and certain Affiliates thereof, are entering into a support agreement in the form attached hereto as Exhibit B (as may be amended, modified or supplemented from time to time, the “IEH Support Agreement”) with Enzon and Viskase, pursuant to which IEH has agreed to, among other things, (i) deliver or cause the delivery of written consents with respect to all of the issued and outstanding shares of Enzon Common Stock held by IEH and its Affiliates approving the Proposed Enzon Action and (ii) effectuate the conversion of each issued and outstanding share of Enzon Series C Preferred Stock into shares of Enzon Common Stock immediately prior to the consummation of the Closing, in each case on the terms and conditions set forth in the IEH Support Agreement (the “IEH Share Exchange”);”

Section 1.2            Amendment to Section 1.6(a) of the Agreement. Section 1.6(a) of the Agreement is hereby amended by deleting Section 1.6(a) of the Agreement and replacing it in its entirety with the following:

“(a) Directors. The parties hereto shall take all actions necessary such that, as of the Effective Time, the Board of Directors of Enzon and the Surviving Company shall be comprised of (i) individuals designated by the Viskase Board of Directors prior to the effectiveness of the Registration Statement, (ii) Jordan Bleznick and (iii) Randolph C. Read. Each such director shall hold office until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of Enzon or the Surviving Company, as applicable, and applicable Law.”

Section 1.3            Amendment to Section 2.5 of the Agreement. Section 2.5 of the Agreement is hereby amended by deleting Section 2.5 of the Agreement and replacing it in its entirety with the following:

“No Fractional Shares of Enzon Common Stock. No fractional shares of Enzon Common Stock shall be issued upon the conversion of shares of Viskase Common Stock pursuant to Section 1.7, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Enzon. Notwithstanding any other provision of this Agreement, each holder of Viskase Common Stock converted pursuant to Section 1.7 that would otherwise have been entitled to receive a fraction of a share of Enzon Common Stock (after taking into account all shares of Viskase Common Stock evidenced by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the volume weighted averages of the trading prices of Enzon Common Stock on the “OTCQB tier” of the OTC market of the OTC Markets Group, Inc. (“OTC”) (as reported by Bloomberg or, if not reported thereby, in another authoritative source mutually selected by Enzon and Viskase) on the five (5) consecutive Trading Days ending on (and including) the Trading Day that is two (2) Trading Days prior to the date of the Effective Time, rounded down to the nearest penny.”

Section 1.4            Amendment to Section 3.19 of the Agreement. Section 3.19 of the Agreement is hereby amended by deleting Section 3.19 of the Agreement and replacing it in its entirety with the following:

“Opinion of Financial Advisors. The Viskase Special Committee has received the opinion of Alvarez & Marsal Valuation Services, LLC, dated as of October 22, 2025, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Viskase Common Stock (other than holders of the Cancelled Shares, Dissenting Viskase Shares and the Icahn Related Parties). As of October 24, 2025, such opinion has not been withdrawn, revoked or modified.”

Section 1.5            Amendment to Section 4.5(b) of the Agreement. Section 4.5(b) of the Agreement is hereby amended by deleting Section 4.5(b) of the Agreement and replacing it in its entirety with the following:

“Enzon is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of FINRA and OTC as to the quotation of the Enzon Common Stock on the “OTCQB tier” of OTC.”

Section 1.6            Amendment to Section 4.19 of the Agreement. Section 4.19 of the Agreement is hereby amended by deleting Section 4.19 of the Agreement and replacing it in its entirety with the following:

“Opinion of Financial Advisors. The Enzon Special Committee has received the opinion of A.G.P./Alliance Global Partners, dated as of October 21, 2025, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio in the Merger pursuant to this Agreement is fair from a financial point of view to Enzon. As of October 24, 2025, such opinion has not been withdrawn, revoked or modified.”

Section 1.7            Amendment to Section 7.16 of the Agreement. Section 7.16 of the Agreement is hereby amended by deleting Section 7.16 of the Agreement and replacing it in its entirety with the following:

“Reverse Stock Split. Prior to the Effective Time, Enzon shall take all actions necessary to effectuate the Reverse Stock Split.”

Section 1.8            Amendment to Section 7.17 of the Agreement. Section 7.17 of the Agreement is hereby amended by deleting Section 7.17 of the Agreement and replacing it in its entirety with the following:

“382 Rights Agreement. Prior to the Effective Time, the Board of Directors of Enzon shall (a) permit the rights issued pursuant to that certain Section 382 Rights Agreement dated as of August 14, 2020, as amended, by and between Enzon and Continental Stock Transfer & Trust Company (the “382 Rights Agreement”) to expire in accordance with the terms of the 382 Rights Agreement, and (b) cause the 382 Rights Agreement to be terminated or expire in accordance with its terms.”

Section 1.9            Amendment to Section 8.3(f) of the Agreement. Section 8.3(f) of the Agreement is hereby amended by deleting Section 8.3(f) of the Agreement and replacing it in its entirety with the following:

“Minimum Cash Condition. At the Closing, Enzon shall have Cash on Hand of an amount that is equal to or greater than $40,000,000 (the “Minimum Cash Condition”).”

Section 1.10          Amendment to Section 9.1(b) of the Agreement. Section 9.1(b) of the Agreement is hereby amended by deleting Section 9.1(b) of the Agreement and replacing it in its entirety with the following:

“By either Viskase or Enzon if the Effective Time shall not have occurred on or before 11:59 p.m., Eastern Time on March 31, 2026 (as such date may be extended in accordance with this Section 9.1(b), the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose material breach of any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date.”

Section 1.11          Amendments to Section 10.12 of the Agreement. Section 10.12 of the Agreement is hereby amended as follows:

(a)	Section 10.12 of the Agreement is hereby amended by deleting the definition of “IEH Exchange Adjustment” in its entirety.

(b)	Section 10.12 of the Agreement is hereby amended by deleting the definition of “Agreement” and replacing it in its entirety with the following:

“Agreement” shall have the meaning set forth in the Recitals to the Amendment.

(c)	Section 10.12 of the Agreement is hereby amended by deleting the definition of “Total Closing Share Number” and replacing it in its entirety with the following:

““Total Closing Share Number” means the number equal to (i) the number of shares of Enzon Common Stock issued and outstanding as of immediately prior to the Effective Time (after giving effect to the Reverse Stock Split, the IEH Share Exchange and the shares of Enzon Common Stock issued pursuant to the Series C Exchange Offer), divided by (ii) 0.45.”

(d)	Section 10.12 of the Agreement is hereby amended by deleting the definition of “Viskase Closing Share Number” and replacing it in its entirety with the following:

““Viskase Closing Share Number” means the number of shares of Enzon Common Stock equal to (i) the Total Closing Share Number, minus (ii) the number of shares of Enzon Common Stock issued and outstanding as of immediately prior to the Effective Time (after giving effect to the Reverse Stock Split, the IEH Share Exchange and the shares of Enzon Common Stock issued pursuant to the Series C Exchange Offer).”

(e)	Section 10.12 of the Agreement is hereby amended by adding the following words to the end of the definition of “Viskase Material Adverse Effect”:

“Notwithstanding the foregoing, if Enzon, Merger Sub or any of their respective Representatives knew of the material facts of a matter prior to October 24, 2025 (including in connection with any request made pursuant to Section 5.1), then no effect, change, event or occurrence arising out of, or resulting from, such facts shall constitute a Viskase Material Adverse Effect for all purposes under this Agreement; provided that, for the avoidance of doubt, a Viskase Material Adverse Effect may result from facts that Enzon, Merger Sub or any of their respective Representatives become aware of after October 24, 2025.”

Section 1.12          Amendment to Exhibit A to the Agreement. Exhibit A to the Agreement is hereby amended by deleting Exhibit A to the Agreement and replacing it in its entirety with Exhibit B to this Amendment.

Article II

MISCELLANEOUS

Section 2.1            Waivers of Enzon and Merger Sub.

(a)	Each of Enzon and Merger Sub (each, a “Waiving Party”) hereby unconditionally and irrevocably waives, consents to and releases (i) any inaccuracy in, breach of or failure to comply with any representation, warranty, covenant or agreement of Viskase in the Agreement, to the extent known to such Waiving Party as of the date hereof (each, a “Viskase Breach”) and (ii) any fact, event, circumstance or condition giving rise to a Viskase Breach, in each case to the extent known to such Waiving Party as of the date hereof and occurring or existing on or prior to the date hereof (the foregoing (i)-(ii), collectively, the “Pre-Amendment Matters”).

(b)	Any inaccuracy or breach to the extent resulting from any Pre-Amendment Matter shall be disregarded for purposes of determining the satisfaction of any condition to Closing set forth in Section 8.2(a) or Section 8.2(b) of the Agreement. Each Waiving Party further waives any right to terminate, delay or refuse to consummate the Closing by reason of any Pre-Amendment Matter. For the avoidance of doubt, nothing herein waives any claim for fraud or Intentional Breach with respect to facts first arising or becoming known by a Waiving Party after the date of this Amendment.

Section 2.2            No Other Amendments. Except to the extent that any provisions of, or any Exhibits or Schedules to, the Agreement are expressly amended by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Agreement. In the event of any inconsistency or contradiction between the terms of this Amendment and the Agreement, the provisions of this Amendment shall prevail and control.

Section 2.3            Reference to the Agreement. After giving effect to this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, and a reference to the Agreement in any such instrument or document shall be deemed to be a reference to the Agreement as amended by this Amendment.

Section 2.4            General Provisions. The provisions of Sections 9.3, Section 9.4 and Sections 10.3 through 10.11 of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

Enzon Pharmaceuticals, Inc.

By	/s/ Richard L. Feinstein
Name: Richard L. Feinstein
Title: CEO, CFO and Secretary

Viskase Companies, Inc.

By	/s/ Carolyn Zhang
Name: Carolyn Zhang
Title: Vice President & Chief Financial Officer

EPSC Acquisition Corp.

By	/s/ Richard L. Feinstein
Name: Richard L. Feinstein
Title: President and CEO

[Signature Page to the Amendment]

EXHIBIT A

IEH Support Agreement Amendment

[intentionally omitted]

EXHIBIT B

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Enzon

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Enzon Pharmaceuticals, Inc.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Enzon Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The present name of the Corporation is Enzon Pharmaceuticals, Inc.

SECOND: The name under which the corporation was originally incorporated is Enzon, Inc. and the date of the filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is May 11, 1983 (as so amended, the “Certificate of Incorporation”).

THIRD: The Certificate of Incorporation is hereby amended by deleting ARTICLE FIRST in its entirety and inserting the following in lieu thereof:

“FIRST: The present name of the corporation (hereinafter called the "Corporation") is Viskase Holdings, Inc.”

FOURTH: The Certificate of Incorporation is hereby amended by adding the following as a new clause (C) to Section 4 of ARTICLE FOURTH:

“(C) Effective [date and time] (the “Effective Time”), each one hundred (100) shares of the Corporation’s Common Stock that are issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or respective holders thereof, be reclassified and combined into one (1) share of Common Stock (the “Reverse Split”). If, upon aggregating all of the shares of Common Stock held by a holder of Common Stock immediately following the Reverse Split such holder would otherwise be entitled to a fractional share of Common Stock, the Corporation shall pay in cash (without interest) to each such holder an amount equal to such fraction multiplied by the closing price of the Common Stock on the OTCQX, or such other market or exchange as such shares of Common Stock may then be traded, on the last trading day immediately preceding the Effective Time (with such closing price proportionately adjusted to give effect to the Reverse Split).

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified, as well as the right to receive cash in in lieu of fractional shares of Common Stock to which such holder may be entitled; provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified, as well as the right to receive cash in lieu of fractional shares of Common Stock to which such holder may be entitled.”

FIFTH: Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Certificate of Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation. Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

SIXTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SEVENTH: That this Certificate of Amendment shall become effective immediately upon filing.

In Witness Whereof, Enzon Pharmaceuticals, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this [●] day of [●], [●].

Enzon Pharmaceuticals, Inc.

By:
Name:
Title: